Exhibit 99.4

Wilpinjong Coal Pty Ltd

Directors’ Report

The directors present their report together with the financial report of Wilpinjong Coal Pty Ltd (the “Company”) for the years ended 31 December 2019 and 31 December 2018 and the auditors’ report thereon.

Directors

The directors of the Company at any time during or since the end of the financial year are:

S Hedges (appointed 24 May 2017, resigned 10 April 2020)

G Harvey (appointed 1 September 2013, resigned 19 December 2019)

B Haas (appointed 12 December 2019)

F Kruger (appointed 10 April 2020)

Principal activities

The principal activity of the Company during the year was operating a thermal coal mine in New South Wales. There were no significant changes in the nature of the activities of the Company during the financial years.

Dividends

No dividends were paid or declared by the Company during or since the end of the financial years (2017: $Nil).

Review of operations

The Company recorded a net profit after income tax of $163,221,000 for the year ended 31 December 2019 and a net profit after income tax of $249,090,000 for the year ended 31 December 2018. (2017: net profit after income tax $182,545,000).

Significant changes in the state of affairs

There were no significant changes in the state of affairs of the Company during the years ended 31 December 2019 and 31 December 2018.

Matters subsequent to the end of the financial year

Coronavirus outbreak:

Subsequent to 31 December 2019, the COVID-19 outbreak was declared a pandemic by the World Health Organization. The global impact on economic activity has severely curtailed demand for numerous commodities. Within the global coal industry, supply and demand disruptions have been widespread as the COVID-19 pandemic has forced lockdowns and restrictions. Coal mining in Australia has been designated as an essential business to support coal-fuelled electric power generation and critical steelmaking needs. Mining operations at Wilpinjong have continued throughout the reporting period with the company experiencing stable demand for product, with any downturn in profits driven by current global coal pricing conditions.

While the ultimate impacts of the COVID-19 pandemic on the Company’s business are unknown, the Company expects continued interference with general commercial activity, which may further negatively affect both demand and prices for the Company’s products. The Company also faces disruption to supply chain and distribution channels, potentially increasing its costs of production, storage and distribution, and potential adverse effects to the Company’s workforce, each of which could have a material adverse effect on the Company’s business, financial condition or results of operations

Wilpinjong Coal Pty Ltd

Directors’ Report

Matters subsequent to the end of the financial year (continued)

Corporate Structure:

The ultimate parent company of the Company, Peabody Energy Corporation (PEC), is undertaking a process to explore and evaluate various strategic financing alternatives. In connection with considering various options to enhance its financial flexibility, the Company subdivided its ordinary shares into 1,202 ordinary shares and a wholly owned subsidiary of PEC has acquired 100% of the ordinary share capital of the Company subsequent to 30 June 2020. As part of this transaction, Peabody Energy Australia Pty Ltd paid to the Company US$100M cash as partial repayment of an intercompany receivable from Peabody Energy Australia Pty Ltd, with the balance of its intercompany payables and receivables forgiven.

As part of this transaction, the Company was also released from being a sub-servicer to the PEC Accounts Receivable Securitisation program. The Company will resume collecting all trade receivable positions under normal invoice terms going forward.

Issue of Bank Guarantee

During July 2020, the Company issued a bank guarantee for $50 million Australian dollars as a performance guarantee in favour of the Company’s largest customer. Under the terms of the coal supply agreement, the customer may unilaterally demand such a guarantee at any time. The coal supply agreement and an associated step-in deed also require the Company to maintain compliance with certain covenants and restrictions. In the event of noncompliance, the customer may exercise contractual step-in rights to appoint a receiver to operate the mine within the parameters of the coal supply agreement and step-in deed. As at the date of signing this report the Company is in compliance with the terms of these contractual arrangements.

No other matters or circumstances have arisen since 31 December 2019 that have significantly affected, or may significantly affect:

(a)	The Company’s operations in future financial years; or

(b)	The results of those operations in future financial years; or

(c)	The Company’s state of affairs in future financial years.

Likely developments and expected results of operations

Information on likely developments in the operations of the Company and the expected results of operations has not been included in this report because the directors believe it would be likely to result in unreasonable prejudice to the Company.

Environmental regulation and performance

The Company’s mining and exploration operations are subject to environmental regulation under State and Commonwealth laws. The Company has experienced the following performance issues during the reporting periods and subsequently:

On 9 and 19 February 2020, the Company reported to the NSW Environment Protection Authority 2 uncontrolled releases of mine water into an adjacent water course as a result of high intensity rainfall events. The Company continues to update the relevant authorities on these incidents. Corrective actions to prevent a reoccurrence of these discharges have been completed.

On 11 July 2020, an overburden blast produced a ground vibration level which marginally exceeded Wilpinjong’s agreed limits. The Company continues to update the relevant authorities on this incident.

Wilpinjong Coal Pty Ltd

Directors’ Report

Environmental regulation and performance (continued)

Other than as disclosed above, there have been no significant known breaches of the Company’s environmental obligations imposed by local, state and federal laws to the knowledge and belief of Management.

Indemnification and insurance of directors and officers

During the financial year, a related party paid premiums in respect of Directors’ and Officers’ Liability and Legal Expenses insurance contracts. The insurance contracts insure against certain liabilities (subject to exclusions) for persons who are or have been directors or officers of the Company. The nature of the liabilities indemnified and the premium payable are not disclosed.

Auditor

Ernst & Young continues in office in accordance with section 327 of the Corporations Act 2001.

Non-audit services

Non-audit services were provided by the Company’s auditor, Ernst & Young. The directors are satisfied that the provision of non-audit services is compatible with the general standard of independence for audits imposed by the Corporations Act 2001. The nature and scope of each type of non-audit service means that auditor independence was not compromised.

Signed in accordance with a resolution of the directors.

/s/ B Haas

B Haas

Director

Date: 18 December 2020

Wilpinjong Coal Pty Ltd

Directors’ Report

This financial report covers Wilpinjong Coal Pty Ltd as an individual entity (the “Company”). All amounts in this financial report are stated in Australian dollars unless stated otherwise.

Wilpinjong Coal Pty Ltd is a company limited by shares, incorporated and domiciled in Australia. Its registered office and principal place of business is:

Wilpinjong Coal Pty Ltd

100 Melbourne Street

South Brisbane QLD 4101

A description of the nature of the Company’s operations and its principal activities is included in the directors’ report starting on page 1, which is not part of this financial report.

Wilpinjong Coal Pty Ltd

Statement of comprehensive income

For the years ended 31 December 2019 and 31 December 2018

	Notes	2019 $’000	2018 $’000
Revenue from contracts with customers	5	755,392	921,611
Cost of sales	7(a)	(471,377)	(511,633)

Gross profit		284,015	409,978

Other income	6	370	(1,046)
Administrative expenses		(1,445)	(1,195)
Depreciation and amortisation	14,15	(47,642)	(45,838)
Finance costs	8	(3,975)	(4,271)
Foreign exchange (losses)/gains	7(b)	(2,276)	(223)

Profit before tax		229,047	357,405
Income tax expense	9(a)	(65,826)	(108,315)

(Loss)/Profit for the period		163,221	249,090

Other comprehensive income/(loss) for the period after tax		—	—

Total comprehensive income for the period		163,221	249,090

The above statement of comprehensive income should be read in conjunction with the accompanying notes.

Wilpinjong Coal Pty Ltd

Statement of financial position

As at 31 December 2019 and 31 December 2018

	Notes	2019 $’000	2018 $’000	1 January 2018 $’000
Assets
Current assets
Cash and cash equivalents	10	—	—	—
Trade and other receivables	11	9,584	8,411	7,968
Trade and other receivables – intercompany	11	724,514	521,767	476,901
Inventories	12	35,125	30,217	21,209
Other assets	13	3,277	3,159	59,546

Total current assets		772,500	563,554	565,624

Non-current assets
Trade and other receivables	11	1,186	929	1,262
Deferred tax asset	9(c)	31,136	30,408	31,895
Property, plant and equipment	14	322,344	309,163	304,498
Right of use assets	15	22,447	—	—
Other assets	13	10	10	—

Total non-current assets		377,123	340,510	337,655

Total assets		1,149,623	904,064	903,279

Liabilities
Current liabilities
Trade and other payables	16	51,284	49,906	58,737
Trade and other payables – intercompany	16	662,594	454,344	182,101
Interest bearing liabilities	17	—	15,666	15,865
Provisions	18	30,033	23,434	20,495
Other current liabilities		5,659	—	—

Total current liabilities		749,570	543,350	277,198

Non-current liabilities
Interest bearing liabilities	17	—	4,058	17,846
Provisions	18	74,476	45,734	43,056
Other non-current liabilities		1,358	—	—

Total non-current liabilities		75,834	49,792	60,902

Total liabilities		825,404	593,142	338,100

Net assets		324,219	310,922	565,179

Equity
Equity attributable to equity holders of Wilpinjong Coal Pty Ltd
Contributed equity	19(a)	—	—	—
Reserves		(888,307)	(738,529)	(235,182)
Accumulated losses		1,212,526	1,049,451	800,361

Capital and reserves attributable to owners of Wilpinjong Coal Pty Ltd		324,219	310,922	565,179
Non-controlling interests		—	—	—

Total equity		324,219	310,922	565,179

The above statement of financial position should be read in conjunction with the accompanying notes.

Wilpinjong Coal Pty Ltd

Statement of changes in equity

For the years ended 31 December 2019 and 31 December 2018

	Notes	Contributed equity $’000	Reserves $’000	Accumulated losses $’000	Total equity $’000
At 1 January 2018		—	(235,182)	800,361	565,179
AASB 1 transition adjustment Financial Instruments	23(b)	—	(280,946)	—	(280,946)

Restated 1 January 2018		—	(516,128)	800,361	284,233

Total comprehensive income for the year:
Profit for the year		—	—	249,090	249,090

Total comprehensive income for the year		—	—	249,090	249,090

Transactions with owners in their capacity as owners:
Fair value adjustment	23(b)		(163,588)	—	(163,588)
Intercompany debt forgiveness	23(b)	—	(58,813)	—	(58,813)

At 31 December 2018		—	(738,529)	1,049,451	310,922

At 1 January 2019		—	(738,529)	1,049,451	310,922
Adoption of AASB 16 Leases	1(z)	—	—	(146)	(146)

Restated 1 January 2019		—	(738,529)	1,049,305	310,776

Total comprehensive income for the year:
Profit for the year		—	—	163,221	163,221

Total comprehensive income for the year		—	—	163,221	163,221

Transactions with owners in their capacity as owners:
Fair value adjustment	23(b)	—	(150,199)	—	(150,199)
Intercompany debt forgiveness	23(b)	—	421	—	421

At 31 December 2019		—	(888,307)	1,212,526	324,219

The above statement of changes in equity should be read in conjunction with the accompanying notes.

Wilpinjong Coal Pty Ltd

Statement of changes in equity

For the years ended 31 December 2019 and 31 December 2018

	Notes	2019 $’000	2018 $’000
Cash flows from operating activities
Cash receipts from customers		779,472	950,660
Cash paid to suppliers and employees		(500,312)	(561,190)
Income tax paid		—	—
Borrowing costs paid to third parties		(1,839)	(1,625)

Net cash flows from operating activities	25	277,321	387,845

Cash flows from investing activities
Payments for property, plant and equipment		(40,228)	(48,305)
Proceeds from sale of property, plant and equipment		38	926

Net cash flows (used in)/from investing activities		(40,190)	(47,379)

Cash flows from financing activities
Funds advanced to related parties		(213,531)	(384,595)
Receipts for deposits held as security		—	58,116
Payment of principal portion of lease liabilities		(23,600)	(13,987)

Net cash flows used in financing activities		(237,131)	(340,466)

Net increase in cash and cash equivalents		—	—
Cash and cash equivalents at the beginning of the financial year		—	—

Cash and cash equivalents at the end of the financial year	10	—	—

The above statement of cash flows should be read in conjunction with the accompanying notes.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies

The principal accounting policies adopted in the preparation of the financial report are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated. The financial report includes financial statements for the Company consisting of Wilpinjong Coal Pty Ltd (the “Company”). The financial report of the Company for the years ended 31 December 2019 and 31 December 2018 was authorised for issue in accordance with a resolution of the directors.

(a)	Basis of preparation

These general purpose financial statements have been prepared in accordance with the requirements of Australian Accounting Standards, and other authoritative pronouncements of the Australian Accounting Standards Board. The financial statements of the Company also comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

These financial statements, for the years ended 31 December 2019 and 31 December 2018, are the first the Company has prepared in accordance with IFRS. For periods up to and including the years ended 31 December 2017, the Company prepared Special Purpose financial statements in accordance with Australian Accounting Standards (including Australian Interpretations). Accordingly, the Company has prepared financial statements that comply with IFRS applicable as at 31 December 2019 and 31 December 2018, together with the comparative period data for the year ended 31 December 2017, as described in the summary of significant accounting policies. In preparing the financial statements, the Company’s opening statement of financial position was prepared as at 1 January 2018, the Company’s date of transition to IFRS. From the policies applied in previously prepared 31 December 2017 Special Purpose financial statements, when converting to full compliance with Australian Accounting Standards, there was no change to comprehensive income as reported at 31 December 2017 and a change to 1 January 2018 opening equity as reconciled within the statement of changes in equity. All impacts as a result of new accountant standards and interpretations adopted during the periods reported in these financial statements are disclosed in note 1(z).

The Company has adopted all of the new and revised Standards and Interpretations issued by the Australian Accounting Standards Board (“AASB”) that are relevant to its operations in line with the elections made by the Company’s ultimate parent. Refer to Note 1(z) for new accounting standards and interpretations applied.

The financial statements have been prepared on a historical cost basis, except for certain assets, which as noted have been measured at fair value.

The financial statements are presented in Australian dollars, which is the Company’s functional and presentation currency (refer Note 1(e)). All values are rounded to the nearest thousand ($’000), except when otherwise indicated.

The preparation of financial statements in conformity with Australian Accounting Standards requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 3.

Going concern

As at 31 December 2019, the Company reported a net current asset position of $22,930,000 and net asset position of $324,219,000. In considering the Company’s ability to continue as a going concern, management assessed the

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

Company’s access to capital. The Company continues to have access to cash reserves through its own bank account and the PEC group’s central treasury function.

Access to funding through the PEC group central treasury function and continued access to the Company’s existing cash reserves, relies on the good financial standing of PEC. In considering the financial standing of PEC, it is probable, as of 31 December 2020, if PEC does not successfully take mitigation actions, it will be noncompliant with particular restrictions and covenants under certain of its debt agreements. Such noncompliance with these particular restrictions and covenants would constitute a default or cross default under certain PEC’s debt agreements, at which time the lenders could elect to accelerate the maturity of the related indebtedness or exercise other rights and remedies under the debt agreements. This risk of noncompliance, accompanied by recent negative financial performance and market trends, as well as substantial collateral demands from its surety bond providers, raise questions about whether PEC will meet its obligations as they become due within one year from the date of issuance of the accompanying audited financial statements and its ability to continue as a going concern.

The Directors have noted and also taken into consideration the following actions currently being progressed by PEC to mitigate this risk and uncertainty:

•

entered into a transaction support agreement in November 2020 with the providers of 99% of PEC’s surety bond portfolio to define their commitments to implanting a transaction resolving approximately $800 million U.S. dollars in collateral demands made by the surety providers with the agreement contingent upon an agreement between PEC, its revolving credit lenders, and the holders of PEC’s 2022 Senior Notes that provides covenant relief and extension of maturity dates, while maintain financial flexibility;

•

working towards a transaction support agreement in December 2020 with certain holders of PEC’s 2022 Senior notes that defines their commitments to implement an exchange offer conducted by PEC of any and all of its 2022 Senior Notes for specified consideration and an exchange offer conducted by PEC for its Revolving Commitments for specified consideration, with such transactions eliminating financial covenants and extending maturities of the related debt; and

•	the deferral of discretionary capital spend.

The Directors believe the mitigating actions discussed above will allow the Company to continue as a going concern and to realise its assets and extinguish its liabilities in the ordinary course of business. Accordingly, the Directors consider that the Company is a going concern. The financial report does not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might be necessary should the entity not continue as a going concern.

(b)	Revenue recognition

The Company’s contracts with customers for the sale of goods consist of one performance obligation. Revenue from contracts with customers is recognised when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company has concluded that it is the principal in its revenue arrangements because it controls the goods before transferring them to the customer.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

Sale of Coal

Revenue from the sale of coal is recognised at the point in time when control of the coal passes to the customer, which usually occurs at the time of delivery of the goods to the customer for domestic sales, and at the time that coal is loaded on to a vessel for export sales. This is specific within each sale contract.

The Company considers whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated. In determining the transaction price for the sale of coal, the Company considers the effects of variable consideration, the existence of significant financing components, noncash consideration and consideration payable to the customer (if any).

If the consideration in a contract includes a variable amount, the Company estimates the amount of consideration to which it will be entitled in exchange for transferring the goods to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of revenue recognised will not occur when the associated uncertainty with the variable consideration is subsequently resolved.

Interest

Revenue is recognised as the interest accrues using the effective interest method. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period using the effective interest rate which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to the net carrying amount of the financial asset.

(c)	Income tax

The income tax expense or benefit for the period is the tax payable on the current period’s taxable income based on the applicable income tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

Deferred income tax is provided on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognised for all taxable temporary differences except:

(i)

When the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; or

(ii)

When the taxable temporary difference is associated with investments in subsidiaries, associates or interests in joint arrangements, and the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets are recognised for all deductible temporary differences, carry forward of unused tax assets and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax assets and unused tax losses can be utilised except:

(i)

When the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; or

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

(ii)

When the deductible temporary difference is associated with investments in subsidiaries, associates or interests in joint arrangements, in which case a deferred tax asset is only recognised to the extent that it is probable that the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilised.

The carrying amount of deferred income tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised.

Unrecognised deferred income tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and deferred tax liabilities are offset only if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to the same taxable entity and the same taxation authority.

Current and deferred tax is recognised in profit or loss, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In the case, the tax is also recognised in other comprehensive income or directly in equity, respectively.

Consolidated tax group

Peabody Australia Holdco Pty Ltd and its wholly-owned Australian controlled entities together with other Australian entities ultimately wholly owned and controlled by PEC form the Peabody Australia Holdco Pty Ltd tax consolidated group. The Company formed part of this group.

Tax expense/benefit, deferred tax liabilities and deferred tax assets arising from temporary differences of the Company are recognised in these financial statements. Current tax liabilities and assets as well as deferred tax assets arising from unused tax losses and tax credits are recognised by Peabody Australia Holdco Pty Ltd. Due to the existence of a tax funding arrangement between the entities in the tax consolidated group, these amounts are recognised as payables to or receivables from Peabody Australia Holdco Pty Ltd in these financial statements.

Current tax, deferred tax liabilities and deferred tax assets arising from temporary differences are allocated to members of the tax consolidated group using a ‘group allocation approach”. In this regard temporary differences are measured with reference to the carrying amount of assets and liabilities and the tax values within the tax consolidated group. Temporary differences are not recognised for transactions that do not give rise to a tax consequence for the tax consolidated Group. Any current tax liabilities or assets and unused tax losses of the member entity are assumed by the head entity of the tax consolidated group and are recognised as amounts payable to/(receivable from) the Parent Entity in accordance with the tax funding arrangement in place. Any difference in these amounts is recognised by the member entity as an equity contribution from or distribution to the head entity. Deferred tax assets, other than for tax losses, are recognised by the members to the extent they are recoverable within the Peabody Australia tax consolidated group.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

(d)	Goods and services tax

Revenues, expenses and assets are recognised net of the amount of GST except:

(i)

When the GST incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the GST is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and

(ii)	Receivables and payables, which are stated with the amount of GST included.

The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

Cash flows are included in the statement of cash flows on a gross basis and the GST component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority is classified as part of operating cash flows.

Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority.

(e)	Foreign currency translation

(i)	Functional and presentation currency

Items included in the financial statements of the Company are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The financial statements are presented in Australian dollars, which is the Company’s functional and presentation currency.

(ii)	Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the statement of comprehensive income.

Non-monetary items are measured in terms of historical cost in a foreign currency by applying the exchange rate as at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

(f)	Leases

The Company determines if an arrangement is or contains a lease at inception. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. From 1 January 2019, leases are recognised as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the Company.

Right of use assets

Right of use assets (ROU) represent the Company’s right to use an underlying asset for the lease term. The Company recognises right of use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use).

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

Right of use are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right of use assets includes the amount of lease liabilities recognised, initial direct costs incurred, an estimate of costs to be incurred by the Company in dismantling and removing the underlying asset, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease, and lease payments made at or before the commencement date less any lease incentives received. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognised right of use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right of use assets are subject to impairment testing.

Lease liabilities

Lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease liabilities are recognised at the lease commencement date based on the present value of lease payments over the lease term. For the purpose of calculating such present values, lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, components that vary based upon an index or rate, using the prevailing index or rate at the commencement date, and exclude components that vary based upon other factors. The Company’s lease terms may include options to extend or terminate the lease. Lease payments also include the exercise price of a purchase option when it is reasonably certain that the Company will exercise such options and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognised as expense in the period in which the event or condition that triggers the payment occurs.

The Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments, if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

Short-term leases and leases of low-value assets

The Company applies the short-term lease recognition exemption to its short-term leases of machinery and equipment (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value (being less than $5,000). Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.

(g)	Impairment of non-financial assets

The Company conducts an annual internal review for indicators of impairment. The carrying values of capitalised exploration and evaluation expenditure, mine development, coal reserves and property, plant and equipment are assessed for impairment when indicators of such impairment exist. External factors, such as changes in expected future processes, technology and economic conditions, are also monitored to assess for indicators of impairment. If any indication of impairment exists, an estimate of the asset’s recoverable amount is calculated. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

amount. Recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows that are largely independent of the cash inflows from other assets or groups of assets (cash-generating units).

Non-financial assets that have previously recognised impairment losses are tested for possible reversal of the impairment whenever events or changes in circumstances indicate that the impairment may have reversed. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount or the original carrying amount, net of depreciation. Impairment losses and reversal of impairment losses are recognised in the statement of comprehensive income.

(h)	Cash and cash equivalents

For purposes of the statement of cash flows, cash and cash equivalents includes short-term, highly liquid investments which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value, net of outstanding bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the statement of financial position.

(i)	Trade and other receivables

Trade receivables are initially recognised at their transaction price and other receivables at fair value. Receivables that are held to collect contractual cash flows and are expected to give rise to cash flows representing solely payments of principal and interest (“SPPI”) are classified and subsequently measured at amortised cost. Receivables that do not meet the criteria for amortised cost are measured at fair value through profit or loss (“FVTPL”). The Company has entered into an Accounts Receivable Securitisation program (“the Program”) with a wholly owned subsidiary of the Company’s ultimate parent entity, Peabody Energy Corporation (“PEC”). The Program sees certain trade receivable positions being settled in full at the date of transaction via a related party rather than on normal invoice terms. The Program removes the risk for the Company of non-payment from a third party via the arrangements entered into by PEC and is provided at no charge to the Company. As such, no ECL is recognised in relation to trade receivables. As part of the corporate restructuring transaction, the Company was released from being a sub-servicer to the Program. The Company will resume collecting all trade receivable positions under normal invoice terms going forward.

(j)	Inventories

Finished goods and work in progress inventories have been valued at the lower of cost and estimated net realisable value. In determining cost, an absorption basis is used including variable costs and an appropriate portion of fixed overheads, depreciation and amortisation. Average costs over the relevant period of production are assigned to reporting date inventory quantities.

Consumables and spares have been valued at weighted average cost. Obsolete or damaged inventories are valued at net realisable value. A regular and ongoing review is undertaken to establish the extent of surplus items, and a provision is made for any potential loss on their disposal.

Net realisable value is the estimated selling price in the ordinary course of business, less estimated cost of completion and estimated costs necessary to make a sale.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

(k)	Financial Assets

Initial recognition and measurement

The Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs with the exception of trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient. Trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient are measured at the transaction price determined under AASB 15. Refer to the accounting policies in Note 1 (i) Trade and other receivables.

Financial assets are classified, at initial recognition, as subsequently measured at amortised cost, fair value through other comprehensive income (“OCI”) and fair value through profit or loss. The classification of financial assets at initial recognition depends of the financial asset’s contractual cash flow characteristics and the Company’s business model for managing them.

Subsequent measurement

For the purposes of subsequent measurement, financial assets are classified into the following four categories.

(i)	Financial assets at amortised cost

The Company measures financial assets at amortised cost if both the following conditions are met:

•	The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows; and

•	The contractual terms of the financial asset give rise of specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets at amortised cost are subsequently measured using the effective interest (“EIR”) method and are subject to impairment. Gains and losses are recognised in profit and loss when the asset is derecognised, modified or impaired.

The Company’s financial assets at amortised cost includes trade and other receivables and certain receivables from related parties.

(ii)	Financial assets at fair value through OCI (debt instruments)

The Company measures debt instruments at fair value through OCI if both of the following conditions are met:

•	The financial asset is held within a business model with the objective of both holding to collect contractual cash flows and selling; and

•	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

For debt instruments at fair value through OCI, interest income, foreign exchange revaluation and impairment losses or reversals are recognised in the statement of comprehensive income and computed in the same manner as for financial assets measured at amortised cost. The remaining fair value changes are recognised in OCI. Upon derecognition, the cumulative fair value change recognised in OCI is recycled to profit or loss.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

The Company currently doesn’t hold any financial assets held at fair value through OCI.

(iii)	Financial assets at fair value through OCI (equity instruments)

Upon initial recognition, the Company can elect to classify irrevocably its equity investment as equity instruments designated at fair value through OCI when they meet the definition of equity under AASB 132 Financial Instruments: Presentation and are not held for trading. The classification is determined on an instrument-by-instrument basis.

Gains and losses on these financial assets are never recycled to profit or loss. Dividends are recognised as other income in the statement of comprehensive income when the right of payment has been established, except when the Company benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case, such gains are recorded in OCI. Equity instruments designated at fair value through OCI are not subject to impairment assessment.

(iv)	Financial assets at fair value through profit or loss (FVTPL)

Financial assets at fair value through profit or loss include financial assets designated upon initial recognition at fair value through profit or loss, or financial assets mandatorily required to be measured at fair value. Financial assets with cash flows that are not solely payments of principal and interest are classified and measured at fair value through profit or loss, irrespective of the business model. Notwithstanding the criteria for debt instruments to be classified at amortised cost or at fair value through OCI, as described above, debt instruments may be designated at fair value through profit or loss on initial recognition if doing so eliminates, or significantly reduces, an accounting mismatch.

Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with changes in the fair value recognised in the statement of comprehensive income, or for certain intercompany loans between entities under common control, recognised in an equity reserve.

This category includes derivative instruments and listed equity investments which the Company had not irrevocably elected to classify at fair value through OCI. Dividends on listed equity investments are also recognised as other income in the statement of comprehensive income when the right of payment has been established.

A derivative embedded in a hybrid contract, with a financial liability or non-financial host, is separated from the host and accounted for as a separate derivative if: the economic characteristics and risks are not closely related to the host; a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and the hybrid contract is not measured at fair value through profit or loss. Embedded derivatives are measured at fair value with changes in fair value recognised in profit or loss.

Reassessment only occurs if there is either a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required or a reclassification of a financial asset out of the fair value through profit or loss category.

A derivative embedded within a hybrid contract containing a financial asset host is not accounted for separately. The financial asset host together with the embedded derivative is required to be classified in its entirety as a financial asset at fair value through profit or loss.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised (i.e. removed from the Company’s statement of financial position) when:

•	The rights to receive cash flows from the asset have expired; or

•

The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset; or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Fair Value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

The fair values of quoted investments are based on current bid prices. If the market for a financial asset is not active, the Company establishes fair value by using valuation techniques utilising inputs such as recent arm’s length transactions, reference to other instruments that are substantially the same, discounted cash flow analysis, and option pricing models making maximum use of market inputs and relying as little as possible on entity-specific inputs.

Impairment

The Company recognises an allowance for expected credit losses (“ECLs”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

For debt instruments at fair value through OCI, the Company applies the low credit risk simplification. At every reporting date, the Company evaluates whether the debt instrument is considered to have low credit risk using all reasonable and supportable information that is available without undue cost or effort. In making that evaluation, the Company reassesses the internal credit rating of the debt instrument.

(l)	Property, plant and equipment

Property, plant and equipment is stated at historical cost less accumulated depreciation and any accumulated impairment losses. Such cost includes the cost of replacing parts that are eligible for capitalisation when the cost of replacing the parts is incurred.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the statement of

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

comprehensive income during the financial period in which they are incurred. Where items of plant and equipment have separately identifiable components which are subject to regular replacement, those components are assigned useful lives distinct from the item of plant and equipment to which they relate.

Property, plant and equipment (excluding freehold land), are depreciated over their useful economic lives, the life of the mine or the life of the asset whichever is shorter. Indicative useful lives are as follows:

Fixed asset type	Average useful life	Method
Buildings	20-25 years	Straight line
Property, plant and equipment	3-25 years	Straight line
Leased plant and equipment	1-5 years (lease term)	Straight line
Mine development	Life of mine/panel (as appropriate)	Units of production
Coal reserves and resources	Life of mine	Units of production
Rehabilitation asset	Life of mine	Units of production

The asset’s residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (Note 1(g)).

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Gains and losses on derecognition are determined by comparing disposal proceeds with carrying amount and are included in the statement of comprehensive income.

(m)	Stripping activity assets

Production phase

As part of its mining operations, the Company incurs stripping (waste removal) costs both during the development phase and production phase of its operations. Stripping costs incurred in the development phase of a mine, before the production phase commences (development stripping), are capitalised as part of the cost of constructing the mine and subsequently amortised over its useful life using a units of production method. The capitalisation of development stripping costs ceases when the mine/component is commissioned and ready for use as intended by management.

Stripping costs incurred during the production phase are generally considered to create two benefits, being either the production of inventory or improved access to the ore to be mined in the future. Where the benefits are realised in the form of inventory produced in the period, the production stripping costs are accounted for as part of the cost of producing those inventories. Where the benefits are realised in the form of improved access to ore to be mined in the future, the costs are recognised as a non-current asset, referred to as a stripping activity asset, if the following criteria are met:

(i)	Future economic benefits (being improved access to the ore body) are probable;

(ii)	The component of the ore body for which access will be improved can be accurately identified; and

(iii)	The costs associated with the improved access can be reliably measured.

If all of the criteria are not met, the production stripping costs are charged to the statement of comprehensive income as operating costs as they are incurred.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

The stripping activity asset is initially measured at cost, which is the accumulation of costs directly incurred to perform the stripping activity that improves access to the identified component of ore, plus an allocation of directly attributable overhead costs. The stripping activity asset is subsequently depreciated using the units of production method over the life of the identified component of the ore body that became more accessible as a result of the stripping activity. Economically recoverable reserves, which comprise proven and probable reserves, are used to determine the expected useful life of the identified component of the ore body. The stripping activity asset is then carried at cost less depreciation and any impairment losses.

Development phase

Waste removal in the development phase of a mine is capitalised as part of mine development (refer note 1(n)).

(n)	Mine development costs and coal reserves

Mine development costs and reserves represent the accumulation of all development costs, including coal reserves, rights and properties acquired for consideration in relation to areas of interest in which mining of a coal resource has commenced.

Where further development costs are incurred in respect of an area of interest after the commencement of production, such costs are carried forward only when substantial future economic benefits are thereby established, otherwise such expenditure is classified as part of cost of production. Mine development costs and coal reserves are amortised over the life of an area of interest based on the rate of depletion of economically recoverable reserves.

(o)	Exploration and evaluation expenditure

Exploration and evaluation costs, net of revenue representing recoupment of such costs, are accumulated in respect of each separate area of interest. Such costs are carried forward where they are expected to be recouped through successful development and exploitation, or sale, of the area of interest or where activities in the area of interest have not yet reached a stage which permits reasonable assessment of the existence of economically recoverable reserves but active and significant activities are continuing.

The ultimate recoupment of costs related to areas of interest in the exploration and/or evaluation phase is dependent on the successful development and commercial exploitation or sale of the relevant areas.

Where it is decided to abandon an area of interest, costs carried forward in respect of that area are written off in full in the year in which the decision is taken.

(p)	Trade and other payables

Liabilities are recognised for amounts to be paid in the future for goods and services received, whether or not billed to the Company. Payables to related parties are carried at the principal amount. The amounts are unsecured.

(q)	Borrowings

Borrowings are initially recognised at fair value, net of directly attributable transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

transaction costs) and the redemption amount is recognised in the statement of comprehensive income over the period of the borrowings using the effective interest method. Borrowings are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the reporting date.

(r)	Borrowing costs

Borrowing costs are recognised as expenses in the period to which they relate.

Where borrowing costs are directly attributable to the acquisition, development or construction of a qualifying asset (a qualifying asset is one that necessarily takes a substantial period of time to get ready for its intended use or sale) they are included in the cost of non-current assets constructed by the Company as they would have been avoided if the expenditure on the construction of the assets had not been made. Borrowing costs incurred while active construction is interrupted for extended periods are recognised as expenses.

(s)	Provisions

Provisions are recognised when the Company has a present obligation (legal or constructive) as a result of past transactions or other past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognised as finance cost.

(t)	Rehabilitation and restoration costs

The Company records the present value of estimated costs of legal and constructive obligations required to restore operating locations in the period in which the obligation is incurred. The nature of these restoration activities includes dismantling and removing structures, rehabilitating mines and tailings dams, dismantling operating facilities, closure of plant and waste sites, and restoration, reclamation and re-vegetation of affected areas.

The obligation generally arises when the asset is installed or the ground / environment is disturbed at the production location. When the liability is initially recognised, the present value of the estimated cost is capitalised by increasing the carrying amount of the related mining assets to the extent that it was incurred prior to the production of coal. Over time, the discounted liability is increased for the change in present value based on the discount rates that reflect current market assessments and the risks specific to the liability.

The periodic unwinding of the discount is recognised in the statement of comprehensive income as a finance cost. Additional disturbances or changes in rehabilitation costs will be recognised as additions or changes to the corresponding assets and rehabilitation liability when they occur.

Where any decrease in the rehabilitation liability exceeds the carrying amount of the asset, the excess is recognised in profit or loss. If an adjustment to the rehabilitation liability results in an addition to the cost of an

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

asset, the Company considers whether this is an indication that the new carrying amount of the asset may not be fully recoverable. If it is such an indication, the Company tests the asset for impairment by calculating its recoverable amount, and accounts for any impairment loss (refer to Note 1(g)).

(u)	Employee entitlements

(i)	Wages and salaries, annual leave and sick leave

Liabilities for wages and salaries, annual leave and sick leave are recognised and are measured at the amounts unpaid at the reporting date at rates expected to be paid when the liability is settled. Employee benefit on-costs, including payroll tax, are recognised and included in employee benefit liabilities and costs when the employee benefits to which they relate are recognised as liabilities.

(ii)	Profit-sharing and bonus plans

The Company recognises a liability and an expense for bonuses and profit-sharing based on a formula that takes into consideration the profit attributable to the Company’s shareholders after certain adjustments. The Company recognises a provision where contractually obliged or where there is a past practice that has created a constructive obligation.

(iii)	Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date, or when an employee accepts redundancy in exchange for these benefits. The Company recognises termination benefits when it is demonstrably committed to either terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage redundancy. Benefits falling due more than 12 months after the reporting date are discounted to present value.

(iv)	Long service leave

The liability for long service leave is recognised and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date using the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures, and periods of service. Expected future payments are discounted using market yields at the reporting date on high quality corporate bonds with terms to maturity and currencies that match, as closely as possible, the estimated future cash outflows.

Certain of the Company’s long service leave obligations are funded by the Coal Mining Industry (Long Service Leave Funding) Corporation (Funding Corporation). Under the terms of the Coal Mining Industry (Long Service Leave Funding) Act 1992, the Company is required to make monthly contributions to the Funding Corporation. When an eligible employee takes long service leave, the Company will pay the employee their entitlement and then claim monies paid back from the Funding Corporation. At 31 December 2019 and 31 December 2018, the Company has recorded its long service leave liability payable to employees separate from funds to be reimbursed from the Funding Corporation.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

(v)	Other financial liabilities

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

Financial liabilities are initially recognised at fair value of consideration and in the case of loans and borrowings, net of directly attributable transaction costs. Financial liabilities at amortised cost (loans and borrowings) are subsequently measured at amortised cost using the EIR method. A financial liability is de-recognised when the obligation under the liability is discharged, cancelled or expires. Gains and losses on de-recognition are recognised in profit or loss.

Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, to realise the assets and settle the liabilities simultaneously.

(w)	Contributed equity

Ordinary share capital is recognised at the fair value of the consideration received by the Company. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the purchase consideration.

(x)	Dividends

Dividends payable in respect of ordinary shares are recognised when a legal obligation to pay the dividend arises, typically following the declaration and approval of the dividend at a meeting of the directors.

(y)	Class orders applied

The Company is of a kind referred to in the ASIC Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191, issued by the Australian Securities & Investments Commission, relating to the ‘rounding off’ of amounts in the financial report. Amounts in the financial report have been rounded off in accordance with that legislative instrument to the nearest thousand dollars, or in certain cases, to the nearest dollar.

(z)	New accounting standards and interpretations

Changes in accounting policy, accounting standards and interpretations

The Company has adopted all of the new and revised Standards and Interpretations issued by the Australian Accounting Standards Board (“AASB”) that are relevant to its operations and effective for the period of earliest adoption.

AASB 15 Revenue from Contracts with Customers

On 1 January 2018 the Company, in line with the same effective date of the parent entity and on transition to AASB 1, adopted AASB 15 Revenue from Contracts with Customers which did not result in a classification or measurement adjustment to retained earnings on transition or a restatement of comparative information.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

The new standard provides a single principles-based, five-step model to be applied to all contracts with customers, which steps are to (1) identify the contract(s) with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognise revenue when each performance obligation is satisfied. The Company’s revenue recognition policies now reflect these principles.

The Company’s coal sales revenue will continue to be recognised when control of the coal passes to the customer, which occurs at the time of delivery of coal to the customer for domestic sales, and at the time coal is loaded onto a vessel for export sales. The impact of the adoption of the new standard is therefore immaterial to the Company’s results of operations, financial condition and cash flows on an ongoing basis.

There are circumstances when judgment is required based on the indicators of control below, which are assessed on a contract by contract basis:

•	The customer has the significant risks and rewards of ownership and has the ability to direct the use of, and obtain substantially all of the remaining benefits from the good or service;

•

The customer has accepted the asset. Sales revenue may be subject to adjustment if the coal specification does not conform to the terms specified in the sales contract but this does not impact the passing of control. Quality and specification adjustments have been immaterial historically;

•	The customer has legal title to the asset. The Company can retain legal title until payment is received for credit risk purposes only; or

•

The customer has physical possession of the asset. This indicator may be less important as the customer may obtain control of an asset prior to obtaining physical possession, which may be the case for goods in transit.

Certain of the Company’s sales contracts contain provisional pricing features which are considered to be embedded derivatives. AASB 15 will not change the assessment of the existence of embedded derivatives. These embedded derivatives are outside the scope of AASB 15 and are accounted for in accordance with AASB 9, with changes subsequent to initial recognition recorded in ‘Other Revenue’.

AASB 9 Financial instruments

AASB 9 replaces the provisions of AASB 139 that relate to the recognition, classification and measurement of financial assets and financial liabilities, derecognition of financial instruments, impairment of financial assets and hedge accounting. The adoption of AASB 9 Financial Instruments from 1 January 2018 resulted in changes in accounting policies and adjustments to the amounts recognised in the financial statements. The new accounting policies are set out in note 1(k) and 1(v). The new standard has been applied from 1 January 2018 and did not impact the presentation in the statement of financial position.

The reclassifications and the adjustments arising from the new impairment rules are therefore not reflected in the balance sheet as at 31 December 2017, but are recognised in the opening balance sheet on 1 January 2018.

In accordance with the transitional provisions of the new standard, comparative figures have not been restated. The company does not undertake hedge accounting.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

(i)	Classification and measurement

On 1 January 2018 (the date of initial application of AASB 9), the company’s management has assessed which business models apply to the financial assets held by the Company and determined that the ‘held to collect’ business model will apply to them. Therefore, the company will continue to measure them at amortised cost with the exception of certain other receivables- intercompany that do not meet the criteria for amortised cost and are measured at fair value through profit or loss.

Certain of the Company’s sales contracts contain provisional pricing features which are remeasured at each period end using appropriate market forward prices, with any adjustment included within ‘Other Revenue’.

(ii)	Impairment of financial assets

Trade receivables

The company has a type of financial asset that is subject to AASB 9’s new expected credit loss model being financial assets at amortised cost mainly comprised of trade receivables. The company was required to revise its impairment methodology under AASB 9 for this class of assets.

For trade receivables and all other receivables measured at amortised cost, the Company applies the simplified approach in calculating lifetime expected credit losses. Therefore, the Group does not track changes in credit risk, but instead recognises a loss allowance based on lifetime ECLs at each reporting date.

Using the ‘simplified approach’ in relation to trade receivables, the impact was evaluated and found to be immaterial (<0.5% of trade receivables) due to the nature of the Company’s financial assets, its strong history of debt recovery and its credit risk management policies and procedures.

Other receivables—intercompany

Certain other receivables—intercompany were remeasured at fair value through profit or loss on implementation of AASB 9. This resulted in an opening adjustment on 1 January 2018 of $280,946,000.

Other receivables—intercompany that do not meet the criteria for amortised cost are measured at fair value through profit or loss. An analysis is performed at each reporting date with each other receivables—intercompany assessed on an individual basis. The analysis is based upon reasonable and supportable information that is available at the reporting date about past events, current conditions, financial position and any other factors that are specific to the individual debtors. Other receivables—intercompany are generally deemed to have no fair value when it has been determined that there is no reasonable expectation of recovery as assessed as in the context of the Australian group as a whole. Refer note 11 and 23 for further details regarding Trade receivables—intercompany.

AASB 16 Leases

From 1 January 2019, AASB 16 supersedes AASB 117 Leases and AASB Interpretation 4 Determining whether an Arrangement contains a lease. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

On 1 January 2019, the Company adopted AASB 16 Leases using the modified retrospective transition method. Under this method, the standard is applied retrospectively with the cumulative effect of initially applying the standard recognised at the date of initial application. The Company has implemented the systems and functionality and internal control processes necessary to comply with the requirements of AASB 16.

The effect of adopting AASB 16 as at 1 January 2019 (increase/(decrease)) is as follows:

Impact on the statement of financial position

$’000
Assets
Right of use assets	6,392

Total assets	6,392

Liabilities
Other current liabilities	5,808

Total current liabilities	5,808
Other non-current liabilities	730

Total liabilities	6,538

Total adjustment to equity
Retained earnings	(146)

The Company has operating commitments for mining and non-mining equipment and certain other facilities under various non-cancellable agreements. Before the adoption of AASB 16, the Company classified each of its leases (as lessee) at the inception date as either a finance lease or an operating lease. Upon adoption of AASB 16, the Company applied a single recognition and measurement approach for all leases, except for short-term leases (less than 12 months) and leases of low-value assets (less than $5,000). The standard provides specific transition requirements and practical expedients, which have been applied by the Company.

Leases previously classified as finance leases

The Company had leases classified as finance leases at the date of initial application of AASB 16 previously disclosed in Notes 15 and 17 of these financial statements as finance lease assets and liabilities. The Carrying amount of the right-of-use asset and the lease liability at the date of initial application is the carrying amount immediately before that date measured applying AASB 117.

Leases previously classified as operating leases

The Company recognised right-of-use assets and lease liabilities for those leases previously classified as operating leases, except for short-term leases and leases of low-value assets. The right-of-use assets for such leases were recognised based on the carrying amount as if the standard had always been applied, apart from the use of an incremental borrowing rate, which is set at the date of initial application (1 January 2019). Lease liabilities were recognised based on the present value of the remaining lease payments, discounted using the incremental borrowing rate at the date of initial application.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

1.	Summary of significant accounting policies (continued)

Contracts reassessed as containing a lease

The Company has reassessed contracts that were not previously identified as containing a lease applying AASB 117 and Interpretation 4. For any such contracts assessed as containing a lease applying AASB 16, the Company recognised right of use assets and lease liabilities for those contracts. The right of use assets and lease liabilities were recognised and measured at the date of initial application in a manner consistent with leases previously classified as operating leases as described above.

Practical expedients applied

The Company has applied certain available practical expedients wherein it:

•	Used a single discount rate to a portfolio of leases with reasonably similar characteristics

•	Applied the short-term leases exemptions to leases with a lease term that ends within 12 months at the date of initial application

•	Excluded the initial direct costs from the measurement of the right-of-use asset at the date of initial application

•	Used hindsight in determining the lease term where the contract contains options to extend or terminate the lease

The lease liabilities as at 1 January 2019 can be reconciled to the operating lease commitments as of 31 December 2018 as follows:

$’000
Commitments for minimum lease payments under leases as disclosed at 31 December 2018	775
Contracts reassessed as containing an operating lease at 31 December 2018	5,906
Embedded leases identified under the new AASB 16 accounting standard	3,052

Amended operating lease commitments at 31 December 2018	9,733

Weighted average incremental borrowing rate as at 1 January 2019	6.88%
Discounted operating lease commitments at 1 January 2019	6,617
Less:
Commitments relating to short-term leases	(79)

Leases liabilities as of 1 January 2019	6,538

Several other amendments and interpretations apply for the first time in these financial statements, but do not have an impact on the annual financial report.

2.	Financial risk management

The Company’s principal financial liabilities comprise trade and other payables and leasing obligations. The main purpose of these financial liabilities is to finance the Company’s operations. The Company’s principal financial assets include trade receivables, trade and other receivables- intercompany and cash and short-term deposits that derive directly from its operations.

The Company is exposed to market risk, credit risk and liquidity risk. The senior management of the Company’s ultimate parent entity Peabody Energy Corporation (PEC) oversees the management of these risks. PEC’s senior

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

2.	Financial risk management (continued)

management is supported by the Treasury department (Company Treasury) which advises on financial risks and the appropriate financial risk governance framework for the PEC Group. Company Treasury identifies, measures and manages financial risk in accordance with the Group’s policies and risk objectives in close co-operation with the PEC Group companies. The Board of Directors of PEC reviews and agrees policies for managing each of these risks, which are summarised below.

As at 31 December 2019 and 31 December 2018, the Company does not hold any derivatives. All liabilities and assets are held at amortised cost, with the exception of those assets outlined in note 11 which are held at FVTPL.

Risk exposures and responses

(a)	Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as commodity risk. Market risk is evaluated by PEC in relation to the PEC group (including the Company) utilising a Value at risk (VaR) analysis.

i)	Commodity Price risk

In the ordinary course of business, the Company engages in the sale of coal. The commodity price risk is predominately managed through the use of long-term coal supply agreements (those with terms longer than one year), rather than through the use of derivative instruments, with some volumes sold on the spot market. At the date revenue is recognised, certain sales where contract terms are not yet finalised are provisionally priced, with revenue recognised based on the amount we expect to receive in the future. At 31 December 2019 and 31 December 2018 there were no provisionally priced sales outstanding.

ii)	Interest rate risk

The Company’s exposure to interest rate risk is limited to finance lease liabilities in 2018 and lease liabilities in 2019. The interest rates on these liabilities are implicit in the relevant agreements and therefore there is limited exposure to interest rate risk at reporting dates.

iii)	Currency risk

As a result of 70-75% of coal sales being denominated in United States dollars, the Company can be affected by movements in the $US/$A exchange rate. The Company does not hedge proceeds from coal sales denominated in foreign currencies and as such is exposed to foreign currency risk on these transactions. The impact of a movement in the exchange rate of +/- 5% on the financial assets at year end would be a +$3.2m/-$3.5m impact on the profit and loss. However, the USD denominated coal sales (excluding coals sales securitised) are generally settled within 7 -21 days of invoicing and therefore, the impact on the profit or loss due to changes in the foreign currency denominated assets being the trade receivables – intercompany at period end would be limited to this period.

(b)	Credit risk

The Company’s concentration of credit risk is substantially with energy and steel producers and marketers. The Company’s policy is to independently evaluate each customer’s creditworthiness prior to entering into transactions and to constantly monitor the credit extended.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

2.	Financial risk management (continued)

In the event the Company engages in a transaction with a counterparty that does not meet credit standards, the Company will protect its position by requiring the counterparty to provide appropriate credit enhancement. When appropriate (as determined by the credit management function), the Company has taken steps to reduce its credit exposure to customers or counterparties whose credit has deteriorated and who may pose a higher risk of failure to perform under their contractual obligations. These steps include obtaining letters of credit or cash collateral, requiring prepayments for shipments or the creation of customer trust accounts held for the Company’s benefit to serve as collateral in the event of a failure to pay.

Trade receivables—Coal sales

The Company has entered into an Accounts Receivable Securitisation program (“the Program”) with a wholly owned subsidiary of the Company’s ultimate parent entity, Peabody Energy Corporation (“PEC”). The Program sees certain Trade Receivable positions being settled in full at the date of transaction via a related party rather than on normal invoice terms. The Program removes the risk for the Company of non-payment from a third party via the arrangements entered into by PEC and is provided at no charge to the Company. As part of the corporate restructuring transaction, the Company was released from being a sub-servicer to the Program. The Company will resume collecting all trade receivable positions under normal invoice terms going forward.

(c)	Liquidity risk

The primary source of funding is proceeds from the sale of coal to customers. The primary uses of funding include the cash costs of coal production, capital expenditures, coal reserve lease and royalty payments, debt service costs, lease payments, post-retirement plans, take-or-pay obligations, post-mining retirement obligations, and selling and administrative expenses. The capital structure of the Company and the PEC group allows the satisfaction of working capital requirements and the funding of capital expenditures with cash generated from operations and cash available through the central treasury function.

Further information on the Company’s liquidity is disclosed at Note 1(a).

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

2.	Financial risk management (continued)

Maturity analysis of financial assets and liability based on management’s expectation

Leasing obligations, trade payables and other financial liabilities mainly originate from the financing of assets used in the ongoing operations such as property, plant, equipment and investments in working capital (e.g. inventories and trade receivables). These assets are considered in the Company’s overall liquidity risk. To monitor existing financial assets and liabilities as well as to enable an effective controlling of future risks, the Company has established comprehensive risk reporting that reflects expectations of management of expected settlement of financial assets and liabilities.

The table below summaries the maturity profile of the Company’s financial liabilities:

Year ended 31 December 2019	On demand $’000	< 1 year $’000	1-2 years $’000	2-5 years $’000	> 5 years $’000	Total $’000
Trade and other receivables	—	9,584	1,186	—	—	10,770
Trade and other receivables—intercompany	—	724,514	—	—	—	724,514

	—	734,098	1,186	—	—	735,284

Lease Liabilities	—	5,659	1,358	—	—	7,017
Trade and other payables	—	51,284	—	—	—	51,284
Trade and other payables—intercompany	—	662,594	—	—	—	662,594

	—	719,537	1,358	—	—	720,895

Year ended 31 December 2018	On demand $’000	< 1 year $’000	1-2 years $’000	2-5 years $’000	> 5 years $’000	Total $’000
Trade and other receivables	—	8,411	929	—	—	9340
Trade and other receivables—intercompany	—	521,767	—	—	—	521,767

	—	530,178	929	—	—	531,107

Interest bearing loans and borrowings	—	15,666	4,058	—	—	19,724
Trade and other payables	—	49,906	—	—	—	49,906
Trade and other payables—intercompany	—	454,344	—	—	—	454,344

	—	519,916	4,058	—	—	523,974

(d)	Net fair values

The Company considers the below fair value measurement hierarchy when measuring financial assets and financial liabilities held at fair value:

—Level 1—measurements based upon quoted prices (unadjusted) in active markets for identical assets or liabilities;

—Level 2—measurements based upon inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices), and

—Level 3—measurements based on inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company only held certain receivables at fair value and are all valued using the Level 3 hierarchy.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

3.	Significant accounting estimates, assumptions and judgements

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Company makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

(i)	Uncertainty of coal reserve and resource estimates

Coal reserve and resource estimates are imprecise and depend partly on statistical inferences drawn from drilling and other data, which may prove to be different to the original estimates. Future production could differ dramatically from coal reserve estimates for the following reasons:

•	Formation could be different from that predicted by drilling, sampling and similar examinations;

•	Declines in the market price of coal may render the mining of some or all of the Company’s coal reserves uneconomic; and

•	Increases in mining costs and processing costs could adversely affect coal reserves.

Any of these factors may require the Company to reduce its coal reserve and resource estimates and may impact a number of accounting estimates including rehabilitation liabilities and depreciation and amortisation. Furthermore, changes may result in asset impairments and changes.

(ii)	Income taxes

The Company is subject to income taxes in Australia. Significant judgement is required in:

•	Determining the provision for income taxes; and

•	Assessing the recoverability of deferred tax assets in respect of temporary differences at period end.

There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

(iii)	Provision for rehabilitation

Provisions are made for the estimated cost of rehabilitation relating to areas disturbed during the mine’s operation up to reporting date but not yet rehabilitated. Provision has been made in full for all disturbed areas at the reporting date based on current estimates of costs to rehabilitate such areas, discounted to their present value based on expected future cash flows. The estimated cost of rehabilitation includes the current cost of re-contouring, topsoiling and revegetation employing legislative requirements. Changes in estimates are dealt with on a prospective basis as they arise.

Significant uncertainty exists as to the amount of rehabilitation obligations which may be incurred due to the impact of possible future changes in environmental legislation. The amount of the provision relating to

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

3.	Significant accounting estimates, assumptions and judgements (continued)

rehabilitation of mine infrastructure and dismantling obligations is recognised at the commencement of the mining project and/or construction of the assets where a legal or constructive obligation exists at that time. The provision is recognised as a liability with a corresponding asset included in mining property and development assets.

At each reporting date the rehabilitation liability is re-measured in line with changes in discount rates, and timing or amount of the costs to be incurred. Changes in the liability relating to rehabilitation of mine infrastructure and dismantling obligations are added to or deducted from the related asset, other than the unwinding of the discount which is recognised as a finance cost in the statement of comprehensive income as it occurs.

If the change results in a liability that exceeds the carrying amount of the asset, the asset is written-down to nil and the excess is recognised immediately in the statement of comprehensive income. If the change in the liability results in an addition to the cost of the asset, the recoverability of the new carrying amount is considered. Where there is an indication that the new carrying amount is not fully recoverable, an impairment test is performed with the write-down recognised in the statement of comprehensive income in the period in which it occurs.

4.	Segment information

The Company operates from one location in the western coalfields of NSW and produces a high-quality thermal coal for domestic and export markets.

For management purposes, the Company is organised into one operating segment in Australia. All of the Company’s activities are interrelated, and discrete financial information is reported to senior management as a single segment. Accordingly, all significant operating decisions are based upon analysis of the Company as one segment. As the Company has only one reportable segment, the profit for the segment includes all income and expense items of the Company and the assets of the segment include all of the Company’s assets as at balance date.

5.	Revenue from contracts with customers

	Timing of revenue recognition	2019 $’000	2018 $’000
Coal sales	Point in time	759,886	911,124
Other revenue*	Point in time	(4,494)	10,487

		755,392	921,611

*	Revenue associated with provisional pricing features in contracts from customers.

The table below provides information on the geographical location of revenue. Revenue from external customers is allocated to a geography based on the customer location.

	2019 $’000	2018 $’000
Australia	708,925	784,706
Taiwan	46,467	136,905

	755,392	921,611

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

5.	Revenue from contracts with customers (continued)

Included within revenue are customers each year that represent more than 10% of the Company’s total revenue annually. The breakdown of revenues generated from these customers, in periods where their turnover was greater than 10%, were as follows:

	2019 $’000	2018 $’000
Customer A	470,621	489,412
Customer B	216,716	205,623
Customer C	N/a	136,904

	687,337	831,939

The company has performance obligations under the coal supply agreement and associated step-in deed, with one of its customers, whereby it charges all its assets relating to the mine (subject to certain exclusions) as security and is required to maintain compliance with certain covenants and restrictions. In the event of noncompliance, the customer may exercise contractual step-in rights to appoint a receiver to operate the mine within the parameters of the coal supply agreement and step-in deed.

6.	Other income

	2019 $’000	2018 $’000
Net gain (loss) on disposal of property plant and equipment	(364)	(1,990)
Other	734	944

	370	(1,046)

7.	Expenses

	2019 $’000	2018 $’000
(a) Cost of sales
Labour costs	108,256	97,409
Materials and supplies	167,032	207,275
Third party service provider	72,883	77,831
Change in inventory	(2,770)	(8,766)
Selling and distribution expenses	84,878	88,199
Royalty expenses	41,098	49,685

	471,377	511,633

	2019 $’000	2018 $’000
(b) Foreign exchange gains/(losses)
Realised gains foreign exchange	426	61
Unrealised losses foreign exchange	(2,702)	(284)

	(2,276)	(223)

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

8.	Finance Costs

	2019 $’000	2018 $’000
Third party guarantee fees	1,839	1,625
Finance charges payables under finance leases	438	—
Loans with related parties	613	1,574
Accretion expense	1,085	1,072

	3,975	4,271

9.	Income and deferred tax

	2019 $’000	2018 $’000
(a) Income tax expense
Current tax expense	66,536	107,157
Adjustments for previous years expense	17	(329)
Deferred tax expense	(727)	1,487

Income tax expense attributable to profit from continuing operations	65,826	108,315

(b) Reconciliation of income tax expense to prima facie tax payable
Profit from continuing operations before income tax expense	229,047	357,405
Tax at the Australian tax rate of 30%	68,714	107,222
Tax effect of amounts which are not deductible (taxable) in calculating taxable income:
Unrealised foreign currency	782	472
Movement in tax losses not recognised	—	—
Other	(3,687)	950

	65,809	108,644
Adjustments for current tax of prior periods	17	(329)

	65,826	108,315

(c) Deferred tax

	Statement of financial position			Statement of comprehensive income
The balance comprises temporary differences attributable to:	2019 $’000	2018 $’000	1 January 2018 $’000	2019 $’000	2018 $’000
Property, plant and equipment	24,926	24,180	24,897	(747)	717
Inventory	(5,019)	(4,608)	(3,445)	411	1,163
Rehabilitation asset	(16,403)	(6,967)	(6,053)	9,437	914
Provisions	3,934	3,565	3,289	(369)	(276)
Rehabilitation liability	24,016	14,308	13,250	(9,708)	(1,058)
Other	(318)	(70)	(43)	249	27

Deferred tax expense/(benefit)				(727)	1,487

Net deferred tax assets/(liabilities)	31,136	30,408	31,895

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

9.	Income and deferred tax (continued)

The Company has no carried forward tax losses in 2019 and 2018 (2017: $Nil).

10.	Cash and cash equivalents

	2019 $’000	2018 $’000	1 January 2018 $’000
Cash at bank and in hand	—	—	—
Deposits at call	—	—	—

	—	—	—

11.	Trade and other receivables

Current	Measurement category	2019 $’000	2018 $’000	1 January 2018 $’000
Trade and other receivables
Trade receivables	Amortised cost	—	—	1,004
Other receivables and prepayments	Amortised cost	1,576	1,524	1,134
Long service leave receivable	Amortised cost	8,008	6,887	5,830

		9,584	8,411	7,968

Trade receivables—intercompany	Amortised cost	67,327	74,961	22,605
Other receivables—intercompany	FVTPL	657,187	446,806	454,296

		724,514	521,767	476,901

Non-current	Measurement category	2019 $’000	2018 $’000	1 January 2018 $’000
Trade and other receivables
Other receivables and prepayments	Amortised cost	—	—	—
Long service leave receivable	Amortised cost	1,186	929	1,262

		1,186	929	1,262

See Note 2(b) on credit risk of trade receivables, which explains how the Company manages and measures credit quality of trade receivables that are neither past due nor impaired. Due to the expected timing of recovery, the carrying amount of the above receivables is deemed to equal their fair value.

Refer note 23 for additional information regarding trade and other trade receivables – intercompany. Refer also to note 26 Events occurring after the balance sheet date, for changes to the arrangements regarding trade and other trade receivable – intercompany.

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

12.	Inventories

	2019 $’000	2018 $’000	1 January 2018 $’000
Materials and supplies	16,542	14,483	10,438
Coal stock	18,583	15,734	10,771

	35,125	30,217	21,209

13.	Other assets

	2019 $’000	2018 $’000	1 January 2018 $’000
Current
Other
Deposits held by third parties as security in lieu of bank guarantees	—	—	58,126
Prepayments	1,048	935	23
Other	2,229	2,224	1,397

	3,277	3,159	59,546

Cash deposits held by third parties as security were repaid to the Company in 2018.

Non-current

Financial assets measured at amortised cost

Deposits held by third parties as security in lieu of bank guarantees	10	10	—

	10	10	—

14.	Property, plant and equipment

Reconciliations of the carrying amounts of each class of property, plant and equipment at the beginning and end of the current and previous financial year are set out below for the Company:

	Land and buildings $’000	Property, plant and equipment $’000	Coal reserves and resources $’000	Plant and equipment under construction $’000	Total $’000
At 1 January 2018	48,739	241,572	—	14,187	304,498
Additions	—	7,184		41,121	48,305
Change in rehabilitation estimate	—	5,114	—	—	5,114
Depreciation	(4,061)	(41,439)	(338)	—	(45,838)
Reclassification	18,353	29,754	338	(48,445)	—
Disposals	—	(2,916)	—	—	(2,916)

At 31 December 2018	63,031	239,269	—	6,863	309,163

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

14.	Property, plant and equipment (continued)

	Land and buildings $’000	Property, plant and equipment $’000	Coal reserves and resources $’000	Plant and equipment under construction $’000	Total $’000
At 1 January 2019	63,031	239,269	—	6,863	309,163
Reclass to Right of Use Asset AASB 16		(38,612)	—	—	(38,612)
Additions	—	9,240	—	30,988	40,228
Change in rehabilitation estimate	—	33,759	—	—	33,759
Depreciation	(4,214)	(29,319)	—	—	(33,533)
Reclassification	9,282	32,672	—	(30,203)	11,751
Disposals	(167)	(245)	—	—	(412)

At 31 December 2019	67,932	246,764	—	7,648	322,344

There are no impairment charges or reversals of impairment in the current or prior year.

15.	Leases

Set out below are the carrying amounts of right-of-use assets recognised and the movements during the period:

	Property, plant and equipment $’000	Land & Buildings $’000	Total $’000
As at 1 January 2019	3,451	2,941	6,392
Reclassification from PPE from adoption of AASB 16 (Note 14)	38,612	—	38,612
Additions	3,419	—	3,419
Transfers to PPE (Lease Buyouts)	(11,751)	—	(11,751)
Disposals	(116)	—	(116)
Depreciation expense	(11,168)	(2,941)	(14,109)

As at 31 December 2019	22,447	—	22,447

Leased plant and equipment for 31 December 2019 of $19,711,367 and 31 December 2018 $38,611,600 (2017: $47,696,682) is pledged as security for the remaining principal and interest payments of the corresponding lease liabilities, due to expire in April. 2020.

Set out below are the carrying amounts of lease liabilities (included under other liabilities) and the movements during the period:

	2019 $’000	2018 $’000	1 January 2018 $’000
As at 1 January 2019	6,538	—	—
Reclassification from adoption of AASB 16 (Note 17)	19,724	—	—
Additions	3,419	—	—
Disposals	(116)	—	—
Accretion of interest	1,051	—	—
Payments	(23,600)	—	—

As at 31 December 2019	7,016	—	—

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

15.	Leases (continued)

The following are the amounts recognised in profit or loss:

	2019 $’000	2018 $’000
Depreciation expense of right-of-use assets	14,109	—
Interest expense on lease liabilities	1,051	—
Expense relating to short-term leases (included in cost of sales)	6,955
Expense relating to leases of low-value assets (included in cost of sales)	1,446	—
Variable lease payments (included in cost of sales)	3,092	—

Total amount recognised in profit or loss	26,653	—

16.	Trade and other payables

Current	Measurement category	2019 $’000	2018 $’000	1 January 2018 $’000
Trade and other payables
Trade payables	Amortised cost	31,666	34,212	35,998
Other payables and accrued expenses	Amortised cost	19,618	15,694	22,739

		51,284	49,906	58,737

Amounts payable to related parties	Amortised cost	662,594	454,344	182,101

		662,594	454,344	182,101

Due to the short-term nature of the current payables, their carrying value is assumed to approximate their fair value.

17.	Interest bearing liabilities

	Interest Rate %	Maturity	2019 $’000	2018 $’000	1 January 2018 $’000
Current
Financial liabilities measured at amortised cost
Finance lease liabilities	5.91	2020	—	15,666	15,865

Non-current
Financial liabilities measured at amortised cost
Finance lease liabilities	5.91	2020	—	4,058	17,846

18.	Provisions

	2019 $’000	2018 $’000	1 January 2018 $’000
Current
Employee entitlements	23,046	20,373	17,870
Mine rehabilitation	6,987	3,061	2,625

	30,033	23,434	20,495

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

18.	Provisions (continued)

	2019 $’000	2018 $’000	1 January 2018 $’000
Non-current
Employee entitlements	1,410	1,103	1,515
Mine rehabilitation	73,066	44,631	41,541

	74,476	45,734	43,056

Mine rehabilitation

In accordance with government legislative requirements, a provision for mine rehabilitation has been recognised in relation to the Company’s coal mining operations. The basis for accounting is set out in Note 1(t) of the significant accounting policies.

Movements in provisions

Movements in Mine rehabilitation provision during the financial year, are set out below.

Mine rehabilitation $’000
At 1 January 2018	44,166
Adjustment from change in estimates	5,114
Rehabilitation performed	(2,660)
Accretion	1,072
At 31 December 2018	47,692

At 1 January 2019	47,692
Adjustment from change in estimates	33,759
Rehabilitation performed	(2,483)
Accretion	1,085

At 31 December 2019	80,053

19.	Contributed equity

(a)	Ordinary shares

Ordinary shares issued and fully paid

	2019 Shares	2018 Shares	1 January 2018 Shares
Ordinary shares	2	2	2

	2019 $	2018 $	1 January 2018 $
Ordinary shares	2	2	2

Ordinary shares entitle the holder to participate in dividends and the proceeds on winding up of the Company in proportion to the number of and amounts paid on the shares held. Ordinary shares entitle the holder to one vote,

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

19.	Contributed equity (continued)

either in person or by proxy, at a meeting of the Company. There is no change in the ordinary share number and share capital during the year.

The Board of PEC, as part of its group capital management objective, reviews the Company’s capital structure on an ongoing basis. The Company’s objective is to maintain an optimal capital structure which minimises its cost of capital whilst ensuring sustainable future development of the business. In order to adjust the capital structure, the Company may adjust the level of distributions it pays to equity holders.

Refer to note 26 Events occurring after the balance sheet date, for changes to the capital structure for the Company.

(b)	Dividends

No dividends were paid or declared by the Company during or since the end of the financial years (2017: $Nil).

20.	Contingent assets and liabilities

Guarantees

A contingent liability of $54,735,138 exists at 31 December 2019 and $52,722,826 at 31 December 2018 (2017: $Nil) in respect of guarantees given by the Company for, among other things, financial assurance for rehabilitation obligations and contractual obligations with certain suppliers for agreements entered into.

From time to time, the Company is subject to various claims and litigation during the ordinary course of business. The directors have given consideration to such matters which are or may be subject to claims or litigation at year end and are of the opinion that no material contingent liability for such claims or litigation exists as the possibility of an outflow is remote.

21.	Commitments

	2019 $’000	2018 $’000	1 January 2018 $’000
Capital commitments
Contracts for capital at the reporting date not provided for in the accounts:
Within one year	5,769	6,001	13,755
Later than one year but not later than five years	—	—	—

Total capital commitments	5,769	6,001	13,755

Other operating expenditure commitments
Contracts for other operating expenditure at the reporting date not provided for in the accounts:
Within one year	37,013	35,681	39,199
Later than one year but not later than five years	150,828	144,723	138,063
Later than five years	738,465	727,721	719,613

Total other operating expenditure commitments	926,306	908,125	896,875

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

22.	Key management personnel disclosures

No key management personnel are employed by the Company.

The Company has not granted any options over ordinary shares during the financial year and there are no outstanding options at 31 December 2019 and 31 December 2018 (2017: Nil).

23.	Related party transactions

(a)	Parent entities

The parent company is Peabody Australia Mining Pty Ltd. The ultimate Australian parent entity is Peabody Australia Holdco Pty Ltd. The ultimate parent entity and ultimate controlling party is Peabody Energy Corporation (incorporated in the United States of America) which at 31 December 2019 and 31 December 2018 indirectly owns 100% (2017: 100%) of the issued ordinary shares of the Company.

Refer to note 26 Events occurring after the balance sheet date, for changes to the Corporate structure for the Company.

(b)	Transactions

The following transactions occurred with related parties outside of the Company:

		Sales to related parties $’000	Purchases from related parties $’000	Interest paid to related parties $’000
Other related parties
Peabody Coalsales Pacific Pty Ltd	2019	471,304	13,571	—
Peabody Coalsales Pacific Pty Ltd	2018	489,571	1,294	—
Wambo Coal Pty Ltd	2019	8,883	29,024	—
Wambo Coal Pty Ltd	2018	23,683	96,213	—
Peabody Energy Corporation	2019	—	980	—
Peabody Energy Corporation	2018	—	690	—
Peabody Energy Australia Pty Ltd	2019	—	—	613
Peabody Energy Australia Pty Ltd	2018	—	—	1,574

Transactions with related parties include coal sales and coal purchases, accounts receivable securitisation transactions, sales related expenses including demurrage and commissions, corporate overhead allocations (management fees), and interest expense and interest income.

	2019 $’000	2018 $’000	1-Jan-18 $’000
Amount payable to related party:
Beginning of the year	454,344	182,101	182,101
Transactions during the period	208,250	213,430	—
Debt forgiveness	—	58,813	—

End of year	662,594	454,344	182,101

Amount receivable from related party
Beginning of the year	521,767	195,955	476,901
Transactions during the period	352,525	489,400	—
Fair value adjustment	(150,199)	(163,588)	(280,946)
Debt forgiveness	421	—	—

End of year	724,514	521,767	195,955

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

23.	Related party transactions (continued)

The table above presents gross financial assets and gross financial liabilities between common entities within the Australian Group. The amounts have not been offset in the statement of financial position as there is not an enforceable netting arrangement. Receivables have been reduced to the value of payables, reflecting the settlement of payables can be achieved through contra of receivables with common controlled entities and accordingly they have been classified as current.

Terms and conditions of transactions with related parties

The sales to and purchases from related parties are made on terms equivalent to those that prevail in arm’s length transactions. Outstanding balances at the year end are unsecured and interest free and settlement occurs in cash. There have been no guarantees provided or received for any of the related party receivable.

24.	Auditor’s remuneration

The auditor’s remuneration is paid by the parent Peabody Australia Holdco on behalf of the Company.

25.	Notes to the statement of cash flows

Reconciliation of profit after income tax to net cash flow from operating activities

	2019 $000	2018 $000
Cash flows from operating activities
Profit for the year	163,221	249,090
Adjustment for:
Loss on sale of property, plant and equipment	364	1,990
Finance costs	1,051	1,574
Depreciation and amortisation	47,642	45,838
Unrealised net foreign exchange losses/(gains)	2,702	223
Other	1,084	1,072

Operating profit before changes in working capital and provisions
Decrease/(increase) in receivables	(1,430)	(109)
Increase in inventories	(4,908)	(9,008)
(Increase)/decrease in other current assets	(118)	(1,739)
Increase/(decrease) in payables	1,390	(8,832)
(Decrease)/increase in provisions	497	(569)
(Increase)/decrease in deferred tax assets	(728)	1,487
Increase/ (decrease) in intercompany tax liabilities	66,554	106,828

Net cash from operating activities	277,321	387,845

26.	Events occurring after reporting date

Coronavirus outbreak:

Subsequent to 31 December 2019, the COVID-19 outbreak was declared a pandemic by the World Health Organization. The global impact on economic activity has severely curtailed demand for numerous commodities. Within the global coal industry, supply and demand disruptions have been widespread as the COVID-19

Wilpinjong Coal Pty Ltd

Notes to the financial statements

For the years ended 31 December 2019 and 31 December 2018

26.	Events occurring after reporting date (continued)

pandemic has forced lockdowns and restrictions. Coal mining in Australia has been designated as an essential business to support coal-fueled electric power generation and critical steelmaking needs. Mining operations at Wilpinjong have continued throughout the reporting period with the company experiencing stable demand for product, with any downturn in profits driven by current global coal pricing conditions.

While the ultimate impacts of the COVID-19 pandemic on the Company’s business are unknown, the Company expects continued interference with general commercial activity, which may further negatively affect both demand and prices for the Company’s products. The Company also faces disruption to supply chain and distribution channels, potentially increasing its costs of production, storage and distribution, and potential adverse effects to the Company’s workforce, each of which could have a material adverse effect on the Company’s business, financial condition or results of operations

Corporate Structure:

The ultimate parent company of the Company, Peabody Energy Corporation (PEC), is undertaking a process to explore and evaluate various strategic financing alternatives. In connection with considering various options to enhance its financial flexibility, the Company subdivided its ordinary shares into 1,202 ordinary shares and a wholly owned subsidiary of PEC has acquired 100% of the ordinary share capital of the Company subsequent to 30 June 2020. As part of this transaction, Peabody Energy Australia Pty Ltd paid to the Company US$100M cash as partial repayment of an intercompany receivable from Peabody Energy Australia Pty Ltd, with the balance of its intercompany payables and receivables forgiven.

As part of this transaction, the Company was released from being a sub-servicer to the PEC Accounts Receivable Securitisation program. The Company will resume collecting all trade receivable positions under normal invoice terms going forward.

Issue of Bank Guarantee

During July 2020, the Company issued a bank guarantee for $50 million Australian dollars as a performance guarantee in favour of one of the Company’s customers. Under the terms of the coal supply agreement, the customer may unilaterally demand such a guarantee at any time. The coal supply agreement and an associated step-in deed also require the Company to maintain compliance with certain covenants and restrictions. In the event of noncompliance, the customer may exercise contractual step-in rights to appoint a receiver to operate the mine within the parameters of the coal supply agreement and step-in deed. As at the date of signing this report the Company is in compliance with the terms of these contractual arrangements.

Wilpinjong Coal Pty Ltd

Directors’ declaration

For the years ended 31 December 2019 and 31 December 2018

In accordance with a resolution of the directors of Wilpinjong Coal Pty Ltd (the “Company”), the directors are of the opinion that:

(a)	the financial statements and notes of the Company for the 12 month period ended 31 December 2019 and 31 December 2018, set out on pages 4 to 41:

(i)	Presents fairly the Company’s financial position as at 31 December 2019 and 31 December 2018 and of its performance and cash flows for the years ended on those dates

(ii)	comply with Australian Accounting Standards; and

(iii)	comply with International Financial Reporting Standards

(b)	there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

On behalf of the board

/s/ B Haas

B Haas

Director

Date:    18 December 2020

Ernst & Young 111 Eagle Street Brisbane QLD 4000 Australia GPO Box 7878 Brisbane QLD 4001	Tel: +61 7 3011 3333 Fax: +61 7 3011 3100 ey.com/au

Independent Auditor’s Report to the Members of Wilpinjong Coal Pty Ltd

Opinion

We have audited the financial report of Wilpinjong Coal Pty Ltd (the Company), which comprises the statement of financial position as at 31 December 2018 & 31 December 2019, the statement of comprehensive income, statement of cash flows and statement of changes in equity for the years then ended, notes to the financial statements, including a summary of significant accounting policies, and the directors’ declaration.

In our opinion, the accompanying financial report presents fairly, in all material respects, the financial position of the Company as at 31 December 2018 & 31 December 2019 and its financial performance and its cash flows for the years then ended in accordance with Australian Accounting Standards.

Basis for Opinion

We conducted our audit in accordance with Australian Auditing Standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of our report. We are independent of the Company in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (including Independence Standards) (the Code) that are relevant to our audit of the financial report in Australia. We have also fulfilled our other ethical responsibilities in accordance with the Code.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter : Material uncertainty in relation to going concern

We draw attention to Note 1 of the financial report, which describes the principal conditions that raise doubt about Company’s ability to continue as a going concern. These events or conditions indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Information Other than the Financial Report and Auditor’s Report Thereon

The directors are responsible for the other information. The other information is the directors’ report accompanying the financial report.

Our opinion on the financial report does not cover the other information and accordingly we do not express any form of assurance conclusion thereon.

A member firm of Ernst & Young Global Limited

Liability limited by a scheme approved under Professional Standards Legislation

In connection with our audit of the financial report, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or our knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of the Directors for the Financial Report

The directors of the Company are responsible for the preparation and fair presentation of the financial report in accordance with Australian Accounting Standards and for such internal control as the directors determine is necessary to enable the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error.

In preparing the financial report, the directors are responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Company or to cease operations, or have no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Report

Our objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

As part of an audit in accordance with the Australian Auditing Standards, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

A member firm of Ernst & Young Global Limited

Liability limited by a scheme approved under Professional Standards Legislation

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the directors.

•

Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial report or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial report, including the disclosures, and whether the financial report represents the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the business activities within the entity to express an opinion on the financial report. We are responsible for the direction, supervision and performance of the audit. We remain solely responsible for our audit opinion.

We communicate with the directors regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

/s/ Ernst & Young

Ernst & Young

Brisbane

18 December 2020

A member firm of Ernst & Young Global Limited

Liability limited by a scheme approved under Professional Standards Legislation